Exhibit 10.02

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of April 30, 2007 (the “Effective Date”), by and between Ygnition Networks, Inc., a Washington corporation (“Buyer”), Prime Time Broadband, Inc., a Florida corporation (“Prime Time”), Park Square Enterprises, Inc., a Florida corporation (“Park Square”) and Bellavida Communications, LLC, a Florida limited liability company (sometimes referred to herein as the “Seller LLC” or the “Seller”).  The parties acknowledge that Park Square and Prime Time have joined in the execution of this Agreement for the sole purpose of assuming liability, jointly and severally with the Seller LLC, under the indemnity provisions contained in Section 10 of this Agreement and shall have no other obligations hereunder.

RECITALS

Whereas, the Seller owns and maintains video and high speed data systems on the properties (referred to as “Property” or “Properties” herein) specified on Exhibit A attached hereto (collectively, the “System”); and

Whereas, Buyer is entering into certain other asset purchase agreements on the date hereof, simultaneously with this Agreement and substantially similar to this Agreement with the entities (excluding Buyer) identified on Exhibit "I" hereto (the “Other Agreements”); and

Whereas, the Seller now wishes to sell and Buyer wishes to buy all of the assets comprising the System, subject to and in accordance with the terms provided herein.

AGREEMENT

Now, Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Seller and Buyer hereby agree as follows:

1.

Conveyance Of Assets.

1.1

The Seller’s Conveyance.  Subject to the terms and conditions set forth in this Agreement, effective as of the Closing Date, the Seller shall transfer, convey and assign to Buyer, free and clear of all liens, pledges, mortgages, leases, charges, security interests, liabilities, claims, and encumbrances (“Liens”) other than Permitted Liens (as defined below), the assets and properties, real and personal, tangible and intangible, described in this Agreement (the “Assets”).

1.2

The Assets.  The Assets shall include the following, to the extent applicable:

1.2.1

The contracts set forth on Exhibit B (“Assumed Contracts”) which shall include but not be limited to all private cable system bulk service and right of entry or access agreements relating to the provision of cable and/or Internet services to the Properties and all franchise agreements relating to the Properties (“Access Agreements”), programming agreements, tangible personal property owned by the Seller and located on the Properties, including without limitation, all head end equipment, distribution equipment, wiring, conduit, customer premise equipment, spare parts and inventory owned by the Seller and located on the Properties, equipment at the Properties relating to distribution, trunk and distribution pedestals, grounding and pole hardware, cable systems plant, machinery, installed subscribers’ devices, including, without limitation, drop lines, converters and encoders, transformers and fittings, transmission, drop distribution systems and equipment, internal wiring to the extent not owned by the owners of the Properties (“Owners”), and other tangible personal property owned by the Seller, associated with the operation of the System and located on the Properties; the buildings, structures, improvements and fixtures necessary for the operation of the System, owned by the Seller and located on the Properties; all microwave related assets, if any, located on the Properties or used exclusively to provide service to the Properties, any interdiction control units located on the Properties or used exclusively to provide service to the Properties, certain field technical equipment including, but not limited to spectrum analyzers, and related assets; all permits, licenses, certificates, concessions, approvals, consents, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications and authorizations issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any legal requirement or right under any contract with any governmental body related to the Assets or the System and used or owned by the Seller; all refundable deposits and advance payments from subscribers with respect to the System; all rights, claims and causes of action against third parties with respect to the System or the Assets, including, without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties and all rights of indemnity, rights of contribution, and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable but excluding the right to recover accounts receivable for periods prior to the Closing Date); and all subscriber lists and agreements for the System.

1.2.2

Copies of all books and records of the Seller in the Seller’s possession to the extent relating to the Assets or to the extent necessary to operate the System as operated prior to the date of Closing and conduct the business as conducted prior to the date of Closing, including without limitation engineering records, maps, rebuild/upgrade designs, files, data, drawings, blueprints, schematics, reports, lists, plans, processes, and all files of correspondence, records, and reports concerning subscribers and prospective subscribers of the System.  With respect to Assumed Contracts, the Assets include original executed contracts to the extent in the Seller’s possession, or copies thereof which are complete and accurate in all material respects.  The Access Agreements and other contracts comprising the Assets shall be complete and in their entirety in all material respects and, except for Assignment Consents (as defined herein) obtained before the Closing Date, have not been modified since copies were delivered to Buyer.

1.3

Excluded Assets.  The following of the Seller’s assets shall be excluded from the Assets (the “Excluded Assets”):  (a) all accounts receivable (except that, for the avoidance of doubt, for accounts receivable that are properly attributable to periods occurring after the Closing), cash and cash equivalents on hand and in banks (other than deposits and advanced payments from subscribers referred to in Section 1.2.1); (b) all insurance policies; (c) all of the Seller’s company seals, organizational documents, minute books, ownership books, and banking records; (d) any and all spare parts inventory, if any; and (e) any other property of Seller not included in the definition of Assets in Section 1.2 above.  Notwithstanding the foregoing, Buyer shall pay for any termination fees or expenses incurred, if any, by Seller in connection with that certain EchoStar programming agreement between the Seller LLC and EchoStar Satellite L.L.C.

1.4

Permitted Liens.  For purposes of this Agreement, “Permitted Liens” shall mean:  (a) statutory liens for taxes and other governmental charges and assessments which are not yet due and payable and (b) rights reserved to any governmental authority with respect to an affected Asset, including, without limitation, zoning laws and ordinances.

1.5

Agreement to Cooperate.  After the Closing Date Seller shall reasonably cooperate with Buyer, upon Buyer’s request, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any proceeding and to take any other action (on or at any time after the Closing Date) that Buyer may reasonably deem appropriate to:  (a) demand and receive any and all of the Assets, to give receipts and releases for and in respect of the same, or any part thereof; (b) for the purpose of collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets; or (c) for the purpose of defending or compromising any claim or proceeding relating to any of the Assets.  Notwithstanding anything else in this Agreement, in the event Seller does not cooperate as provided in this Section, then Buyer shall have the right (but not the obligation) to seek specific performance, injunctive relief, or any comparable remedy to enforce Buyer’s rights hereunder and Seller hereby waives any right or requirement of Buyer to secure or post any bond in connection with such remedy.

1.6

Further Assurances.  From time to time and at either party’s request, whether before or after the Closing Date, but without further consideration, the Seller or Buyer as the case may be, shall at its sole expense do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered such further acts, transfers, conveyances, assignments and assurances as may be reasonably requested by the other to consummate the transactions contemplated by this Agreement.

2.

Assumption of Liabilities.  Buyer shall assume the following (“Assumed Liabilities”): (a) to the extent attributable to actions occurring as a result of conditions or events first occurring on or after the Closing Date, all liabilities and obligations of the Seller arising under the Assumed Contracts, including any termination fees pursuant to Section 1.3, the obligation to make royalty payments and commission payments for amounts accruing after the Closing Date to the Owners or the Owner’s representatives (but other than liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof), and (b) all other liabilities arising on or after the Closing Date and related to the Assets (including without limitation, obligations under subscriber agreements, rent, utilities, accruals for property taxes and similar ad valorem obligations and copyright fees).

3.

Excluded Liabilities.  Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Seller (or any predecessor owner of all or part of its business and assets, including but not limited to the Assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise.  All such other liabilities and obligations, including but not limited to all liabilities and obligations arising prior to the Closing Date and related to the System (including, without limitation, accruals for property taxes and similar ad valorem obligations, copyright fees, rent and utilities), shall be retained by and remain obligations and liabilities of the Seller or such predecessor, as applicable (all such liabilities and obligations and all liabilities and obligations not specifically defined herein as Assumed Liabilities being referred to herein as the “Excluded Liabilities”).  The Seller shall be obligated to pay to the appropriate parties in accordance with the terms of the applicable agreements all royalty payments, commission payments and franchise fees accrued under the Access Agreements and other agreements and any other payments, liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof (the “Royalty Payments”) for all periods up to and including the Closing Date.  The Royalty Payments shall be considered part of the Excluded Liabilities for purposes of this Agreement.  While the parties will exercise reasonable efforts not to make payments on liabilities not retained or assumed by them, to the extent that the Seller pays any Assumed Liabilities, Buyer shall reimburse the Seller for any amount so paid immediately upon demand, and to the extent Buyer pays any Excluded Liabilities the Seller shall be responsible for any amount so paid immediately upon demand.  For the avoidance of doubt, the Seller shall be entirely responsible for collecting any earned but unpaid accounts receivable properly attributable to the period prior to the Closing Date and Buyer shall have no right or obligation to collect any such amount or any other obligations related thereto; provided, that in the event Buyer or Seller receive any accounts receivable that are properly attributable to periods prior to the Closing in the case of Buyer’s receipt or after the Closing in the case of Seller’s receipt, then the appropriate party shall remit all such amounts to the other party and shall use reasonable efforts to remit such amounts to the other party within 30 days of Buyer’s or Seller’s receipt of such amounts.

4.

Closing Events.

4.1

Closing.  The parties shall consummate the transactions contemplated by this Agreement in one closing (the “Closing”) that shall take place at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida at 2:59 p.m., Eastern Standard Time, on the date of this Agreement, or at such other time and place as the parties mutually agree (the “Closing Date”).

4.2

Closing Events.  At the Closing:

4.2.1

The Seller shall execute and deliver to Buyer such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of Buyer or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to Buyer good and valid title to the Assets free of any Liens other than the Permitted Liens; and

4.2.2

Buyer shall pay to the Seller the Purchase Price, as such term is defined below.

5.

Purchase Price and Adjustments.

5.1

Purchase Price and Adjustments.  As consideration for the sale of the Assets from the Seller to Buyer, subject to Section 6.3, Buyer shall pay to the Seller, in cash the total for this property as reflected on Exhibit C in immediately available funds subject to adjustment as provided herein, pursuant to written instructions provided and signed by the Seller to Buyer (collectively, the “Purchase Price”), with the Purchase Price provided herein and the purchase price contained in the Other Agreements aggregating a total purchase price paid by Buyer of $2,450,000.

5.2

Payment of the Purchase Price.  The Purchase Price as adjusted pursuant to Section 5.1.2 will be paid by Buyer to the Seller in immediately available funds on the Closing Date.

5.3

Allocation of Purchase Price.  Buyer and the Seller shall allocate the Purchase Price among the assets as set forth on EXHIBIT C.

5.4

Allocation of Expenses.  All expenses directly related to the System shall be apportioned between the Seller and Buyer, respectively, based upon the number of calendar days occurring prior to and including the Closing Date and following the Closing Date during the billing period for each such charge.  Without limiting the foregoing, (i) real and ad valorem property taxes and special assessments, if any, shall be apportioned at the Closing based upon the amounts set forth in the most recent tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date and (ii) utilities, water and sewer charges, common area maintenance charges and other operating expenses, and all expenses under service agreements with respect to any real property assumed by Buyer, shall be apportioned based upon the number of days occurring prior to (and including) the Closing Date and following the Closing Date during the billing period for each such charge.  With respect to utilities, including telephone, electricity, water and gas, Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer, including the posting of any required deposits.  Appropriate cash payments by Buyer or the Seller, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 5.4.

5.5

Reimbursement to Seller.  Buyer shall reimburse Seller for any capital expenditures directly incurred by Seller from March 23rd until Closing related to the Properties that result from an advanced deadline of developing the Properties hereunder or the Properties purchased by Buyer under the Other Agreements; provided, that this obligation of Buyer shall not exceed the total for this property as reflected on Exhibit C, which when aggregated between the similar provision to this section in the Other Agreements shall be an aggregate cap of $35,000; provided further, that Buyer shall only be obligated to provide such reimbursement upon Seller providing Buyer with reasonably satisfactory evidence that Seller has actually incurred and paid such expenses.

5.6

Assignment Consents.  For purposes of this Agreement, the term “Assignable Agreement” shall mean an Access Agreement that is assignable to Buyer without needing to obtain another party’s consent or for which satisfactory written consent to such an assignment has been obtained (“Assignment Consents”).  The Seller shall obtain all necessary Assignment Consents on or prior to the Closing Date.

5.7

Post-Closing Proration of April Accounts Receivable.  Buyer and Seller acknowledge and agree that Seller has sent all April bills to its subscribers. Upon receipt of payments from subscribers for the month of April, Seller shall promptly pay to Buyer Seller's prorata share of the cumulative Daily Adjusted Profit Margin of $1,376.60 ("Prorata Share") attributable to the Property, for each day of the month of April following Closing. The Prorata Share shall be based on the Adjusted Profit Margin calculations attached as Schedule 5.7 hereof.

6.

The Seller’s Representations and Warranties.  Except as set forth on the disclosure schedule attached hereto as EXHIBIT D (the “Disclosure Schedule”), the Seller, and the Seller, Park Square and Prime Time as to those matters in Sections 6.1, 6.2 and 6.3 pertaining to each of them, hereby represent and warrant to Buyer as of the Closing Date:

6.1

Organization, Good Standing and Qualification.  The Seller LLC is a limited liability company duly organized, validly existing under the laws of the State of Florida.  Prime Time and Park Square are corporations duly organized, validly existing under the laws of the State of Florida.  The Seller has all requisite power and authority to own and operate the System and the Assets, to execute and deliver this Agreement and any related agreements, and to carry out the provisions of this Agreement and any related agreements and to carry on their business as presently conducted.  Park Square and Prime Time have all requisite power and authority to enter into this Agreement to the extent that they are a party to this Agreement, and to carry out the obligations contemplated hereunder.  The Seller is duly qualified to do business and are in good standing as a foreign limited liability company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect (as defined below) on the Company or its business.  For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the business, condition, liabilities, operations or financial performance of each the Seller or each of the Seller’s Assets or each System taken individually as held by the Seller.

6.2

Authorization; Binding Obligations.  All corporate and limited liability company action on the part of the Seller, Prime Time and Park Square and their members, directors and officers, necessary for the authorization of this Agreement and any related agreements, the performance of all obligations of the Seller, Park Square and Prime Time hereunder and thereunder at the Closing and the authorization, and, as related to the Seller, the sale and delivery of the Assets pursuant to this Agreement have been taken.  This Agreement and any related agreements, when executed and delivered, will be valid and binding obligations of the Seller, and to the extent that Prime Time and Park Square are parties to this Agreement as contemplated in the opening paragraph of this Agreement, enforceable in accordance with their terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws or court decisions.  The sale of the Assets are not and will not be subject to any approval rights, preemptive rights or rights of first refusal that have not been properly waived or complied with.

6.3

No Conflict; Required Consents.  Except as set forth in SCHEDULE 6.3, execution, delivery and performance by the Seller and Park Square and Prime Time to the extent they are party to this Agreement as contemplated in the opening paragraph of this Agreement, of the Agreement does not and will not, with or without the passage of time: (a) conflict with or violate any provision of the Seller’s, Prime Time’s or Park Square’s organizational documents, as amended; (b) violate any provision of any legal requirements; (c) conflict with, violate, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or contract to which it is a party or by which it or the assets or properties owned or leased by it are bound or affected; or (d) require any consent, approval or authorization of, waiver of any right of first refusal of or filing of any certificate, notice, application, report or other document with, any governmental authority or other third party.

6.4

Litigation.  To the Seller’s Knowledge, there is no action, suit, proceeding or investigation pending or currently threatened against the Seller that questions the validity of this Agreement or any related agreements or the right of the Seller to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in a Material Adverse Effect, nor to the best of the Seller’s Knowledge is the Seller aware that there is any basis for any of the foregoing.  The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree related to the Systems or the Assets of any court or government agency or instrumentality.  To the Seller’s Knowledge, there is no action, suit, proceeding or investigation by the Seller related to the Systems or the Assets currently pending or which the Seller intends to initiate.  To the best of the Seller’s Knowledge, there is no claim pending or being threatened against the Seller by any Owner relating to any services performed by the Seller.  For purposes of this Agreement any reference to the Seller’s “Knowledge” or concerning an item “Known” to the Seller or any other reference to knowledge, shall mean knowledge of the Seller based on:  (i) the actual awareness of all of the following persons of a fact or other matter: William Strickler, Chris Petersen and Charles Cavaretta; and (ii) an inquiry of the Seller’s and the Seller’s affiliate’s management, officers and other persons who could be reasonably expected to have knowledge of such matters.

6.5

Title to and Condition of Assets.  Title to the Assets which are transferred to Buyer at the Closing shall be good and valid and those Assets once transferred to Buyer at the Closing shall free and clear of all Liens other than Permitted Liens.  All tangible personal property included in the Assets is currently operational, as more specifically addressed in Section 6.11, complies in all respects with applicable legal requirements and is adequate and appropriate for the uses to which it is being put, except to the extent that the failure of any of the forgoing representations would not have a Material Adverse Effect. The Seller to the best of its Knowledge is not aware of the failure of any of the forgoing representations regardless of whether such failure would have or reasonably be expected to have a Material Adverse Effect.  The Assets shall as of the Closing Date permit Buyer to operate the System in the same manner as operated by the Seller prior to the Closing Date.

6.6

Licenses and Contracts.  Seller holds and is in compliance with all licenses, easements and other permissions, contracts and agreements of all applicable federal, state or local governmental bodies and agencies, private individuals, entities and firms necessary or required for the operation of the System (“Required Authorizations”).  Schedule 6.6 lists all of the Required Authorizations.  The Seller has provided to Buyer copies of each of the Assumed Contracts which were true and correct in all material respects.

6.7

Taxes and Assessments.  All federal, state, local and foreign tax returns and other reports required to be filed by the Seller with respect to the Assets and the operation of the System have been filed in true and correct form, and all taxes and assessments (including penalties, interest and late charges) that have become due and payable by the Seller with respect to the Assets and the operation of the System have been timely paid.

6.8

Compliance with Legal Requirements.  The Seller is in compliance with all legal requirements, including, without limitation, all statutes, rules, regulations, orders or restrictions of any local, municipal, state, or federal government or any instrumentality or agency thereof, the Communications Act of 1934, as amended, the Copyright Act of 1976 (the “Copyright Act”), and regulations and all rules and regulations of the Federal Communications Commission, the United States Copyright Office (the “Copyright Office”) and the Federal Aviation Administration applicable to it, the Assets or the operation of the System.  The Seller to the best of its Knowledge is not aware of the failure of any of the forgoing representations regardless of whether such failure would have or reasonably be expected to have a Material Adverse Effect.  The Seller has not received written notice of any violation by it or the System of any such legal requirements applicable to it, or the operation of the System, as currently conducted and, to the best of the Seller’s Knowledge, there is no basis for any claim that any such violation exists.  To the best of the Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any such legal requirements.  For each semi-annual reporting period during the Seller’s ownership of the System, there have been timely filed in materially true and correct form with the Copyright Office all royalties, supplemental royalties, fees and other sums to the Copyright Office required under the Copyright Act with respect to the operation of the System.  The Seller has delivered to Buyer materially accurate copies of each third-party report, study, or survey in the Seller’s possession, if any, that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any legal requirement and that has a Material Adverse Effect on the Assets.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the sale of the Assets, except such as have been duly and validly obtained or filed.  The Seller has all permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by them.

6.9

Absence of Changes.  Since March 16, 2007, there has not been any change that has had or would reasonably be expected to have with or without the passage of time a Material Adverse Effect, and to the best of the Seller’s Knowledge, no event has occurred that would reasonably be expected to have a Material Adverse Effect, nor has there been any loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect.

6.10

Assumed Contracts.

6.10.1

The identification of the Assumed Contracts on EXHIBIT B is accurate and complete in all material respects.  The Seller has delivered to Buyer copies of all Assumed Contracts, including all amendments thereto which were accurate and complete in all material respects.  Each Assumed Contract (including, without limitation, the Access Agreements) is valid, in full force and effect and in good standing as of the date hereof.

6.10.2

To the Knowledge of the Seller, no person has violated or breached, or declared or committed any default under, any Assumed Contract that has not been subsequently cured.  As of the date hereof, to the Knowledge of the Seller no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time): (a) result in a violation or breach of any of the provisions of any Assumed Contract; (b) give any person the right to declare a default or exercise any remedy under any Assumed Contract; (c) give any person the right to accelerate the maturity or performance of any Assumed Contract; or (d) give any person the right to cancel, terminate or modify any Assumed Contract.  The Seller has not received any notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default by the Seller under, any Assumed Contract that has not been subsequently resolved.  Since March 16, 2007, the Seller has not waived any current right under any Assumed Contract.

6.11

Systems.  All of the Systems are partially completed and operational to the extent completed, ordinary wear and tear excepted, comply in all material respects with applicable legal requirements and are adequate and appropriate for the uses to which they are being put as of the date hereof.

6.12

Employees and Inventory. There are no employees (whether part-time or full-time) of the Seller who are employed at the Properties.  There is no inventory associated with the Assets at the Properties or otherwise.

6.13

Full Disclosure.  To the Knowledge of Seller, neither this Agreement, the exhibits hereto, any related agreements nor any other document delivered by the Seller to Buyer or Buyer’s attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading and, to Seller’s Knowledge, all such information contained herein and therein is accurate and complete in all material respects, except to the extent that any of the foregoing representations would not have a Material Adverse Effect.  Seller, to the best of its Knowledge, is not aware of the failure of any of the foregoing representations regardless of whether such failure would have or reasonably be expected to have a Material Adverse Effect.  The Seller has provided Buyer with all information requested by Buyer in connection with Buyer’s decision to purchase the Assets.  The Seller has, prior to the date of this Agreement, provided Buyer all of the original, or copies of, Access Agreements for Buyer’s inspection which were complete and accurate in all material respects.  The Access Agreements, as provided to Buyer were complete in all material respects, have not been modified (except as may be contemplated by this Agreement), and are in full force and effect as of the date of this Agreement.

6.14

Anti-Terrorism.  Seller hereby represents and warrants that the Seller is not, nor is acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, the Seller has complied with all applicable U.S. laws, regulations, directives, and executive orders imposing economic sanctions, embargoes, export controls or anti-money laundering requirements, including but not limited to the following laws: (1) the International Emergency Economic Powers Act, 50 U.S.C. 1701-1706; (2) the National Emergencies Act, 50 U.S.C. 1601-1651; (3) section 5 of the United Nations Participation Act of 1945, 22 U.S.C. 287c; (4) Section 321 of the Antiterrorism Act, 18 U.S.C. 2332d; (5) the Export Administration Act of 1979, as amended, 50 U.S.C. app. 2401-2420; (6) the Trading with the Enemy Act, 50 U.S.C. app. 1 et seq.; (7) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (8) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

7.

Buyer Representations and Warranties.  Buyer represents and warrants to the Seller as follows:

7.1

Existence and Power.  It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

7.2

Authority.  It has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by such party have been duly authorized by all necessary action on the part of such party.  This Agreement has been duly and validly executed and delivered by it and is its valid and binding obligation, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws.

7.3

No Conflict; Required Consents.  The execution, delivery and performance by Buyer of this Agreement does not and will not: (a) conflict with or violate any provision of its organizational documents; (b) violate any provision of any legal requirements; (c) conflict with, violate, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or contract to which it is a party or by which it or the assets or properties owned or leased by it are bound or affected; or (d) require any consent, approval or authorization of, waiver of any right of first refusal of or filing of any certificate, notice, application, report or other document with, any governmental authority or other third party, except with regard to subsections (b), (c) and (d) where the failure of such representation would not have or be reasonably expected to have material adverse effect.

7.4

Anti-Terrorism.  Buyer hereby represents and warrants that Buyer is not, nor is it acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, Buyer has complied with all applicable U.S. laws, regulations, directives, and executive orders imposing economic sanctions, embargoes, export controls or anti-money laundering requirements, including but not limited to the following laws: (1) the International Emergency Economic Powers Act, 50 U.S.C. 1701-1706; (2) the National Emergencies Act, 50 U.S.C. 1601-1651; (3) section 5 of the United Nations Participation Act of 1945, 22 U.S.C. 287c; (4) Section 321 of the Antiterrorism Act, 18 U.S.C. 2332d; (5) the Export Administration Act of 1979, as amended, 50 U.S.C. app. 2401-2420; (6) the Trading with the Enemy Act, 50 U.S.C. app. 1 et seq.; (7) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (8) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

8.

Transfer Taxes.  All sales, transfer, and similar taxes and governmental assessments (if any) arising from or payable in connection with the transfer of the Assets shall be the joint and several obligation of the Seller.

9.

Closing Deliverables.  The following documents or evidence of the following actions shall be delivered to the appropriate party on or prior to, and in connection with, the Closing:

9.1

Specific Seller Closing Deliverables.  The Seller shall deliver or cause to be delivered to Buyer on the Closing Date the following to the extent they relate to the Closing: (a) the bill of sale executed by the Seller, in the form attached hereto as Exhibit E (the “Bill of Sale”); (b) the Assignment and Assumption Agreement executed by the Seller, in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”); (c) an officer’s certificate signed by an appropriate executive officer of the Seller substantially in the form attached hereto as Exhibit G (the “Seller’s Officer’s Certificate”); (d) the Assignment Consents executed by the appropriate Owners; (e) evidence reasonably satisfactory to Buyer of a release of any liens that Sun Trust Bank has in the Assets; and (f) all such other documents or instruments as Buyer may reasonably request to facilitate the intent and purpose of this Agreement.

9.2

Assignable Agreements.  The Assignment Consents, if any, shall be delivered by the Seller to Buyer.

9.3

Release of Liens.  The Seller shall have obtained and provided to Buyer written agreements from all of the Seller’s creditors and lienholders releasing all Liens on the Assets at or prior to the Closing Date.

9.4

Subscriber Billing Information.  The Seller shall provide Buyer an accurate and complete list of the names, addresses and other account information of all subscribers of the System, together with a description of the services received by each subscriber and their account balances and other billing information as is customary.

9.5

System Information.  The Seller shall provide Buyer a true and accurate description of the video and high-speed data systems operating on each of the Properties, including information regarding channel capacities; the number of residential units on the Properties receiving service under an Access Agreement; and average monthly revenue per Property (excluding any administrative fees and any revenue received as a result of franchise fees and any other similar fees that are passed through to the subscriber) for the three-month period ended the last day of the last full month prior to the Closing Date.

9.6

Specific Buyer Closing Deliverables.  Buyer shall deliver or cause to be delivered to the Seller on the Closing Date the following to the extent they relate to the Closing: (a) the Bill of Sale executed by Buyer; (b) the Assignment and Assumption Agreement executed by Buyer; (c) an officer’s certificate signed by an appropriate executive officer of Buyer substantially in the form attached hereto as Exhibit H (“Buyer’s Officer’s Certificate”); (d) any consents required to be obtained; (e) the Purchase Price; and (f) all such other documents or instruments as the Seller may reasonably request to facilitate the intent and purpose of this Agreement.

10.

Indemnification.

10.1

Survival.  The representations and warranties (but only as to their material truth and accurateness as of the Closing Date or such other specific date contained in this Agreement), covenants and obligations of the Seller, Prime Time, Park Square and Buyer shall survive the Closing and the sale of the Assets to Buyer for a period of twelve (12) months following the Closing Date.  Notwithstanding the provisions below, neither party shall be liable to the other party for an amount greater than an amount equal to the Purchase Price.

10.2

Indemnification by the Seller.  The Seller, Park Square and Prime Time shall joint and severally indemnify and hold harmless Buyer, its affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Persons”) from and against, and shall compensate and reimburse Buyer for any and all losses, charges, costs, damages or liabilities,  injuries, claims, demands, settlements, judgments, or awards, including any and all legal fees, expert fees, accounting fees or advisory fees but excluding any indirect, incidental, reliance, special, punitive or consequential damages such as lost profits, lost opportunities, diminished stock price or damages for lost data or business interruption, even if such party has been advised of the possibility of such damages (collectively, “Losses”) arising out of or attributable to: (a) any breach by the indemnifying party of any of its representations or warranties in this Agreement; (b) any breach by the Seller of any covenants and agreements in this Agreement; (c) any Excluded Liability or Excluded Asset; (d) all obligations and liabilities of the System that relate to events that occur or arise on or before the Closing Date; and (e) any liabilities arising under any bulk sales or fraudulent conveyance laws in connection with this Agreement.

10.3

Indemnification by Buyer.  Buyer shall indemnify and hold harmless the Seller, their affiliates and its respective officers, members, employees, agents, representatives, successors and assigns (collectively, the “Seller’s Indemnified Persons”), from and against, and shall compensate and reimburse the Seller for any and all Losses arising out of or attributable to: (a) any breach by Buyer of any of its representations or warranties in this Agreement; (b) any breach by Buyer of any of its covenants and agreements in this Agreement; and (c) for all Assumed Liabilities.

10.4

Indemnification Claims Basket.  Claims for indemnification from Losses arising solely by reason of each of Section 10.2(a) or Section 10.3(a) shall not be payable hereunder unless such claims made pursuant to such section exceed, on a cumulative basis, the sum of $10,000 (the “Basket Amount”) and in the event they exceed the Basket Amount, shall be payable in full and not just in the amounts exceeding the Basket Amount.  For the avoidance of doubt, claims for indemnification from Losses arising by reason of fraud, bad faith, intentional misconduct, willful malfeasance, Sections 6.7, 10.2(b), 10.2(c), 10.2(d), 10.2(e), 10.3(b), 10.3(c) are not subject to the Basket Amount.

10.5

Defense of Third Party Claims.  In the event of the assertion or commencement by any third party of any claim or proceeding against either a Buyer Indemnified Person or the Seller Indemnified Person (such person being the “Indemnified Party”) with respect to which Buyer or the Seller (the “Indemnifying Party”) may become obligated to indemnify, compensate or reimburse pursuant to this Section 10, the Indemnifying Party shall have the right, at its election, to assume the defense of such claim or proceeding at the sole expense of the Indemnifying Party.  If the Indemnifying Party so elects to assume the defense of any such claim or proceeding:  (a) the Indemnifying Party shall proceed to defend such claim or proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnified Party; (b) the Indemnified Party shall make available to the Indemnifying Party and/or the counsel provided by the Indemnifying Party any documents and materials in the possession of the Indemnified Party that may be necessary to the defense of such claim or proceeding; (c) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or proceeding; (d) the Indemnified Party shall have the right to participate in the defense of such claim or proceeding; (e) the Indemnifying Party shall not settle or compromise such claim or proceeding without the prior written consent of the Indemnified Party unless (i) the Indemnifying Party obtains, at no cost to the Indemnified Party, a release executed and delivered by the claiming third party or parties of all claims against the Indemnified Party and (ii) any such settlement or compromise will not impose any civil or criminal liability on the Indemnified Party or require an admission of culpability on the part of the Indemnified Party; and (f) the Indemnified Party may at any time (notwithstanding the prior designation of the Indemnifying Party to assume the defense of such claim or proceeding) assume the defense of such claim or proceeding if the Indemnifying Party is also a party to such claim and the Indemnified Party reasonably determines that joint representation would be inappropriate.  If the Indemnifying Party does not elect to assume the defense of any such claim or proceeding (or if, after initially assuming such defense, to the extent permitted pursuant to this Section 10.5, the Indemnified Party elects to assume such defense), the Indemnified Party may proceed with the defense of such claim or proceeding on its own.  If the Indemnified Party so proceeds with the defense of any such claim or proceeding on its own: (i) all reasonable expenses directly or indirectly incurred by the Indemnified Party relating to the defense of such claim or proceeding shall be borne and paid exclusively by the Indemnifying Party; (ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or proceeding; (iii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and (iv) the Indemnified Party shall have the right to settle or compromise such claim or proceeding with the consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall not unreasonably withhold such consent.

11.

Mutual Cooperation.  From and after the Closing Date, the Seller shall cooperate with Buyer and Buyer’s affiliates and representatives and Buyer shall cooperate with the Seller and the Seller’s affiliates and representatives and shall execute and deliver such documents and take such other actions as the other party may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement, putting Buyer in possession and control of all of the Assets and providing for Buyer’s assumption of the Assumed Liabilities.

12.

Confidentiality; Publicity.  Except as may be required by law, court order or as otherwise permitted or expressly contemplated hereby, no party hereto or their respective affiliates, employees, agents and representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other party hereto.  Subsequent to the Closing Date, the parties shall in good faith cooperate to prepare a press release or public announcement with respect to the transactions contemplated by this Agreement.  Other than the foregoing, no press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by either party without the prior approval of the other party, except that either party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other party hereto prior to making such disclosure).  Notwithstanding anything herein to the contrary, either party to this Agreement (and any employee, representative, or other agent of either party to this Agreement) may disclose to any and all persons the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, that the foregoing shall not permit disclosure of information in violation of federal or state securities laws or disclosure of the identity of the parties hereto.

13.

Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.  The Seller may not assign this Agreement, or assign any rights or delegate any obligations under this Agreement, without the prior written consent of Buyer.  Buyer may, without the consent of the Seller, transfer or assign the right to purchase all or a portion of the Assets to an affiliate of Buyer, provided that no such transfer or assignment will relieve Buyer of its obligations hereunder.

14.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Facsimile or "PDF" signatures shall be deemed original signatures for all purposes under this Agreement.

15.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law of such state.  Any action commenced by any party relating hereto may be commenced only in the state or federal courts located in Orlando, Florida, and each party hereby (i) consents to the jurisdiction of any such court, and (ii) waives any defense based on the principles of improper or inconvenient forum.

16.

Entire Agreement.  Except as set forth below, this Agreement constitutes the entire agreement of the parties with respect to the subject matter contained herein.

17.

Notice Provisions.  All notices, requests and other communications to either party under this Agreement shall be in writing (including facsimile transmission) and shall be given as follows:

If to the Seller: Bellavida Communications, LLC c/o Park Square Enterprises, Inc. 5200 Vineland Road Orlando, Florida 32811 Fax: (407) 529-3072 Phone: (407) 529-3000 Email: chuck@parksquarehomes.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attention: Gary M. Kaleita
Fax: (407) 843-4444
Phone: (407) 418-6334
Email: gary.kaleita@lowndes-law.com

With a copy to:

Prime Time Broadband, Inc.
905 East ML King Drive, Suite 220
Tarpon Springs, Florida 34689
Attention: President & CEO
Fax: ____________________________
Phone: __________________________
Email: cpetersen@tampabay.rr.com

If to Buyer: Ygnition Networks, Inc. 565 Andover Park West, Suite 201 Seattle, Washington 98188 Attention: Glenn Meyer Fax: (206) 574-5481 Phone: (206) 574-5480 Email: gmeyer@ygnition.com	With a copy to: Foster Pepper PLLC 1111 Third Avenue Suite 3400 Seattle, Washington 98101-3299 Attention: Lucas D. Schenck Fax: (206) 749-2066 Phone: (206) 447-8908 Email: schel@foster.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or other communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

18.

Waiver.  No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

19.

Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer and the Seller.

20.

Severability.  In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

[Signature Page Follows]

In Witness Whereof, the Seller, Prime Time, Park Square and Buyer have executed this Asset Purchase Agreement as of the date first written above.

“THE SELLER”:

BELLAVIDA COMMUNICATIONS, LLC

By:  ______________________________________

Name: ________________________________

Its: Manager ___________________________

“PRIME TIME”:

PRIME TIME BROADBAND, INC.

By:  ______________________________________

Name: ________________________________

Its:___________________________________

“PARK SQUARE”:

PARK SQUARE ENTERPRISES, INC.

By:  ______________________________________

Name: ________________________________

Its:___________________________________

“BUYER”:

YGNITION NETWORKS, INC.

By: ______________________________________

Name: Glenn Meyer

Its:  Chairman

EXHIBITS:

EXHIBIT A

–

THE PROPERTIES

EXHIBIT B

–

ASSUMED CONTRACTS

EXHIBIT C

–

ALLOCATIONS

EXHIBIT D

–

DISCLOSURE SCHEDULE

EXHIBIT E

–

BILL OF SALE

EXHIBIT F

–

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT G

–

SELLER’S OFFICER’S CERTIFICATES

EXHIBIT H

–

BUYER’S OFFICER’S CERTIFICATE